Exhibit 99.1

Media Contact	October 25, 2012
Lindsay Jones, 205-410-2777	For Immediate Release
lindsay.jones@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Strong Results for Third Quarter 2012 and Updates Full-Year Guidance
Revenue Growth of 7.9%
Discharge Growth of 4.2%
Cash Provided by Operating Activities of $107.2 million ($302.2 million Year-to-Date)
Adjusted EBITDA Increased by 13.3%
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS), the nation's largest owner and operator of inpatient rehabilitation hospitals, today reported its results of operations for the third quarter ended September 30, 2012.
"HealthSouth's third quarter was solid in every respect," said Jay Grinney, President and Chief Executive Officer of HealthSouth. "Our high-quality, cost-effective hospitals treated 4.2% more patients than in the third quarter of 2011 resulting in a 13.3% quarter-over-quarter increase in Adjusted EBITDA. We enhanced the flexibility of our capital structure through the issuance of $275 million of 5.75% senior notes maturing in 2024 and continued to lay the foundation for future growth through the development and construction of three new hospitals and the execution of a letter of intent to purchase Walton Rehabilitation Hospital in Augusta, Georgia."
Third Quarter Results

•
Consolidated net operating revenues were $537.0 million for the third quarter of 2012 compared to $497.7 million for the third quarter of 2011, or an increase of 7.9%. This increase was attributable to a 4.2% increase in patient discharges and a 4.4% increase in net patient revenue per discharge. Discharge growth was comprised of 2.5% growth from new stores and a 1.7% increase in same-store discharges. Approximately 130 basis points of discharge growth from new stores resulted from the consolidation of St. Vincent Rehabilitation Hospital beginning in the third quarter of 2012, as discussed below. Discharge growth in the third quarter of 2012 was unfavorably impacted by the timing of patient discharges from the last week of September into the first week of October. We experienced a modest increase in the length of stay of our September patient population which we have seen normalize in October. Because we recognize revenue on a per diem basis, much of the revenue associated with the carryover patients was recognized in September even though the discharges occurred in October. Net patient revenue per discharge in the third quarter of 2012 compared to the same period of 2011 was favorably impacted by the aforementioned increase in length of stay and also benefited from pricing adjustments from Medicare and managed care payors, higher average acuity for the patients served, and a higher percentage of Medicare patients.

•
Income from continuing operations attributable to HealthSouth per share for the third quarter of 2012 was $0.44 per share compared to $0.17 per share for the same period of 2011. Earnings per share for the third quarter of 2012 reflected strong operating results as well as a $4.9 million gain resulting from the consolidation of St. Vincent Rehabilitation Hospital and a $3.5 million gain related to a recovery from Richard Scrushy. The net after-tax impact of these two items on earnings in the third quarter of 2012 approximated $0.05 per share. Earnings per share in the third quarter of 2011 included a $12.7 million, or $0.08 per share after tax, loss on early extinguishment of debt that resulted from the optional redemption of a portion of the Company's then-outstanding 10.75% Senior Notes due 2016. The Company's basic and diluted earnings per share were the same for both periods.

•
Cash flows provided by operating activities were $302.2 million for the nine months ended September 30, 2012, compared to $213.2 million for the same period of 2011. This increase was primarily due to increased net operating revenues, improved operating leverage, and a decrease in interest expense. Cash flows provided by operating activities for the nine months ended September 30, 2011 included $26.9 million related to the premium paid in conjunction with the redemption of the Company's 10.75% Senior Notes and a $15.8 million decrease in the liability associated with refunds due patients and other third-party payors. The decrease in this liability primarily related to payments associated with previously disclosed settlements related to audits of unclaimed property.

•
Adjusted EBITDA (see attached supplemental information) for the three months ended September 30, 2012 was $125.2 million compared to $110.5 million for the three months ended September 30, 2011, or an increase of 13.3%. This improvement was primarily driven by continued revenue growth as well as improved operating leverage and labor productivity.

•
Adjusted free cash flow (see attached supplemental information) for the three months ended September 30, 2012 was $71.6 million compared to $32.3 million for the same period of 2011. Increases to adjusted free cash flow resulted from continued Adjusted EBITDA growth, the timing of interest and payroll payments, and lower interest expense offset by the planned increase in maintenance capital expenditures including investments in the Company's electronic clinical information system and hospital refresh projects.

"During the quarter, we took advantage of the favorable conditions available to us in the fixed income market and issued $275 million of senior unsecured notes maturing in 2024 carrying a coupon of 5.75%," said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. "We utilized a portion of the proceeds to fund an optional redemption of 10% of each of our existing senior unsecured notes maturing in 2018 and 2022 and to pay down the outstanding balance on our revolving credit facility. These transactions further enhance our liquidity and the flexibility of our capital structure, and we remain confident we will be presented with compelling near-term opportunities to offset any residual dilution associated with the new notes offering."
Consolidation of St. Vincent Rehabilitation Hospital
During the third quarter of 2012, the Company negotiated with its partner to amend the joint venture agreement related to St. Vincent Rehabilitation Hospital which resulted in a change in accounting for this hospital from the equity method of accounting to a consolidated entity. The amendment revised certain participatory rights held by the Company's joint venture partner resulting in HealthSouth gaining control of this entity from an accounting perspective. As a result of the consolidation of this hospital and the remeasurement of the Company's previously held equity interest at fair value, the Company recorded a $4.9 million gain as part of other income during the three and nine months ended September 30, 2012. See the attached supplemental schedule for additional information.
2012 Guidance
Adjusted EBITDA and earnings per share in the fourth quarter of 2012 will be impacted by the Company's decision to replace its 2012 merit increase with a one-time, merit-based, year-end bonus to be paid in December 2012 to all eligible non-management employees. The Company did this to reward its non-management employees for their performance in 2012 while not carrying the additional costs associated with a merit increase into 2013 and beyond where the Company faces the impact of sequestration and the risk of potential additional Medicare reimbursement reductions. The Company expects salaries and benefits to increase by approximately $11 million in the fourth quarter of 2012 as a result of this special bonus. This bonus is approximately $5.5 million more than included in the Company's previous 2012 guidance estimates that assumed a 2.25% merit increase for all non-management employees effective October 1, 2012.

Based on its year-to-date results and including the impact of the bonus to be paid to non-management employees in December 2012, the Company is:

•	narrowing its full-year 2012 Adjusted EBITDA guidance to a range of $490 million to $495 million from a range of $487 million to $495 million.

•	raising its full-year 2012 guidance for income from continuing operations attributable to HealthSouth per share to a range of $1.49 to $1.53 per share from a range of $1.45 to $1.50 per share.

Earnings Conference Call and Webcast
The Company will host an investor conference call at 8:00 a.m. Eastern Time on Friday, October 26, 2012 to discuss its results for the third quarter of 2012. For reference during the call, the Company will post certain supplemental slides at
http://investor.healthsouth.com.
The conference call may be accessed by dialing 877-587-6761 and giving the pass code 27207089. International callers should dial 706-679-1635 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.
A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from October 26, 2012 until November 9, 2012. To access the replay, please dial 800-585-8367. International callers should dial 404-537-3406. The webcast will also be archived for replay purposes after the live broadcast at
http://investor.healthsouth.com.
About HealthSouth
HealthSouth is the nation's largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth's hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injuries, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.
Other Information
The information in this press release is summarized and should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (the “September 2012 Form 10-Q”), when filed, as well as the Company's Current Report on Form 8-K filed on October 25, 2012. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its October 26, 2012 earnings call.
When filed, the September 2012 Form 10-Q can be found on the Company's website at http://investor.healthsouth.com and the SEC's website at www.sec.gov.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In Millions, Except Per Share Data)
Net operating revenues	$537.0	$497.7	$1,609.0	$1,508.8
Less: Provision for doubtful accounts	(7.0)	(5.1)	(19.8)	(14.9)
Net operating revenues less provision for doubtful accounts	530.0	492.6	1,589.2	1,493.9
Operating expenses:
Salaries and benefits	262.3	245.0	780.7	730.6
Other operating expenses	75.4	70.3	222.8	216.6
General and administrative expenses	29.3	26.4	87.3	80.7
Supplies	23.8	24.7	76.2	76.7
Depreciation and amortization	21.3	19.5	60.8	58.6
Occupancy costs	11.8	12.5	36.6	36.2
Loss on disposal of assets	1.6	2.8	3.0	3.9
Government, class action, and related settlements	(3.5)	—	(3.5)	(10.6)
Professional fees—accounting, tax, and legal	4.1	4.0	13.2	16.2
Total operating expenses	426.1	405.2	1,277.1	1,208.9
Loss on early extinguishment of debt	1.3	12.7	1.3	38.8
Interest expense and amortization of debt discounts and fees	23.5	26.3	69.8	96.3
Other income	(6.1)	(0.2)	(7.4)	(1.5)
Equity in net income of nonconsolidated affiliates	(3.3)	(3.1)	(9.7)	(8.8)
Income from continuing operations before income tax expense	88.5	51.7	258.1	160.2
Provision for income tax expense	28.1	18.1	84.1	21.9
Income from continuing operations	60.4	33.6	174.0	138.3
(Loss) income from discontinued operations, net of tax	(0.5)	34.7	2.6	53.8
Net income	59.9	68.3	176.6	192.1
Less: Net income attributable to noncontrolling interests	(12.8)	(11.3)	(38.6)	(33.4)
Net income attributable to HealthSouth	47.1	57.0	138.0	158.7
Less: Convertible perpetual preferred stock dividends	(5.7)	(6.5)	(18.1)	(19.5)
Less: Repurchase of convertible perpetual preferred stock	—	—	(0.8)	—
Net income attributable to HealthSouth common shareholders	$41.4	$50.5	$119.1	$139.2
Weighted average common shares outstanding:
Basic	94.7	93.3	94.6	93.2
Diluted	108.1	109.2	108.2	109.1
Basic and diluted earnings per common share:
Income from continuing operations attributable to HealthSouth common shareholders	$0.44	$0.17	$1.23	$0.90
Income from discontinued operations, net of tax, attributable to HealthSouth common shareholders	—	0.37	0.03	0.59
Net income attributable to HealthSouth common shareholders	$0.44	$0.54	$1.26	$1.49
Amounts attributable to HealthSouth common shareholders:
Income from continuing operations	$47.6	$22.2	$135.4	$103.8
(Loss) income from discontinued operations, net of tax	(0.5)	34.8	2.6	54.9
Net income attributable to HealthSouth	$47.1	$57.0	$138.0	$158.7

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2012	December 31, 2011
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$163.2	$30.1
Accounts receivable, net of allowance for doubtful accounts of $26.7 in 2012; $21.4 in 2011	247.5	222.8
Other current assets	138.1	138.1
Total current assets	548.8	391.0
Property and equipment, net	739.3	664.4
Goodwill	437.3	421.7
Intangible assets, net	73.6	57.7
Deferred income tax assets	526.5	608.1
Other long-term assets	130.7	128.3
Total assets	$2,456.2	$2,271.2
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$51.9	$45.4
Accrued expenses and other current liabilities	325.9	267.8
Total current liabilities	377.8	313.2
Long-term debt, net of current portion	1,242.3	1,235.8
Other long-term liabilities	137.9	133.2
	1,758.0	1,682.2
Commitments and contingencies
Convertible perpetual preferred stock	342.2	387.4
Shareholders’ equity:
HealthSouth shareholders’ equity	244.7	117.0
Noncontrolling interests	111.3	84.6
Total shareholders’ equity	356.0	201.6
Total liabilities and shareholders’ equity	$2,456.2	$2,271.2

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(In Millions)
Cash flows from operating activities:
Net income	$176.6	$192.1
Income from discontinued operations	(2.6)	(53.8)
Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	19.8	14.9
Provision for government, class action, and related settlements	(3.5)	(10.6)
Depreciation and amortization	60.8	58.6
Loss on early extinguishment of debt	1.3	38.8
Amortization of debt discounts	2.7	3.3
Equity in net income of nonconsolidated affiliates	(9.7)	(8.8)
Distributions from nonconsolidated affiliates	7.9	9.7
Stock-based compensation	18.1	14.4
Deferred tax expense	80.4	23.4
Other	(2.3)	3.8
Increase in assets—
Accounts receivable	(42.3)	(27.4)
Other assets	(8.0)	(13.1)
Increase (decrease) in liabilities—
Accounts payable	1.4	0.8
Other liabilities	(5.8)	(10.2)
Premium on bond issuance	—	4.1
Premium paid on redemption of bonds	—	(26.9)
Refunds due patients and other third-party payors	3.3	(15.8)
Government, class action, and related settlements	2.6	6.5
Net cash provided by operating activities of discontinued operations	1.5	9.4
Total adjustments	128.2	74.9
Net cash provided by operating activities	302.2	213.2

(Continued)	6

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(In Millions)
Cash flows from investing activities:
Purchases of property and equipment	(112.5)	(55.9)
Capitalized software costs	(15.7)	(6.0)
Purchase of restricted investments	(8.6)	(8.0)
Net change in restricted cash	7.6	6.3
Net settlements on interest rate swaps	—	(10.9)
Other	(2.8)	—
Net cash provided by (used in) investing activities of discontinued operations
Proceeds from sale of LTCHs	—	107.9
Other investing activities of discontinued operations	7.7	(0.7)
Net cash (used in) provided by investing activities	(124.3)	32.7
Cash flows from financing activities:
Principal borrowings on term loan	—	100.0
Proceeds from bond issuance	275.0	120.0
Principal payments on debt, including pre-payments	(101.3)	(503.0)
Borrowings on revolving credit facility	135.0	338.0
Payments on revolving credit facility	(245.0)	(238.0)
Principal payments under capital lease obligations	(8.9)	(10.1)
Repurchase of convertible perpetual preferred stock	(46.0)	—
Debt issue costs	(7.0)	(4.3)
Dividends paid on convertible perpetual preferred stock	(18.9)	(19.5)
Distributions paid to noncontrolling interests of consolidated affiliates	(37.6)	(34.0)
Contributions from consolidated affiliates	9.5	—
Other	0.4	4.3
Net cash used in financing activities	(44.8)	(246.6)
Increase (decrease) in cash and cash equivalents	133.1	(0.7)
Cash and cash equivalents at beginning of period	30.1	48.3
Cash and cash equivalents of facilities in discontinued operations at beginning of period	—	0.1
Less: Cash and cash equivalents of facilities in discontinued operations at end of period	—	—
Cash and cash equivalents at end of period	$163.2	$47.7

HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	QTD
	Q3 2012	Q3 2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$125.2	$110.5
Interest expense and amortization of debt discounts and fees	(23.5)	(26.3)
Depreciation and amortization	(21.3)	(19.5)
Stock-based compensation expense	(6.1)	(4.9)
Non-cash loss on disposal of assets	(1.6)	(2.8)
	72.7	57.0
Certain nonrecurring expenses:
Government, class action and related settlements	3.5	—
Professional fees—accounting, tax, and legal	(4.1)	(4.0)
Loss on early extinguishment of debt	(1.3)	(12.7)
Gain on consolidation of St. Vincent Rehabilitation Hospital	4.9	—
Pre-tax income	75.7	40.3
Income tax expense (1)	(28.1)	(18.1)
Income from continuing operations (2)	$47.6	$22.2

Basic shares	94.7	93.3
Diluted shares	108.1	109.2

Basic earnings per share (2)	$0.44	$0.17
Diluted earnings per share (2) (3)	$0.44	$0.17

(1)	Cash income tax expense for the three months ended September 30, 2012 and 2011 was $2.1 million and $1.7 million, respectively.

(2)	Income from continuing operations attributable to HealthSouth

(3)
Basic and diluted earnings per share for the third quarter of 2012 are the same due to rounding. For the third quarter of 2011, adding back the dividends for the Company's convertible perpetual preferred stock to income from continuing operations causes a per share increase when calculating diluted earnings per share resulting in an antidilutive per share amount. Therefore, basic and diluted earnings per share are the same. A computation of basic and diluted earnings per share can be found in Note 8, Earnings per Common Share, to the condensed consolidated financial statements included in Part I, Item 1, Financial Statements (Unaudited), of our Form 10-Q for the quarterly period ended September 30, 2012, when filed.

HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	YTD
	Q3 2012	Q3 2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$377.3	$343.3
Interest expense and amortization of debt discounts and fees	(69.8)	(96.3)
Depreciation and amortization	(60.8)	(58.6)
Stock-based compensation expense	(18.1)	(14.4)
Non-cash loss on disposal of assets	(3.0)	(3.9)
	225.6	170.1
Certain nonrecurring expenses:
Government, class action and related settlements	3.5	10.6
Professional fees—accounting, tax, and legal	(13.2)	(16.2)
Loss on early extinguishment of debt	(1.3)	(38.8)
Gain on consolidation of St. Vincent Rehabilitation Hospital	4.9	—
Pre-tax income	219.5	125.7
Income tax expense (1)	(84.1)	(21.9)	(2)
Income from continuing operations (3)	$135.4	$103.8

Basic shares	94.6	93.2
Diluted shares	108.2	109.1

Basic earnings per share (3)	$1.23	$0.90
Diluted earnings per share (3) (4)	$1.23	$0.90

(1)	Cash income tax expense for the nine months ended September 30, 2012 and 2011 was $6.4 million and $5.9 million, respectively.

(2)
Includes an approximate $28 million, or $0.30 per share, benefit related to the Company's settlement of federal income tax claims with the IRS for tax years 2007 and 2008 and a reduction in unrecognized tax benefits due to the lapse of the statute of limitations for certain federal and state claims.

(3)	Income from continuing operations attributable to HealthSouth

(4)
Adding back the dividends for the Company's convertible perpetual preferred stock to income from continuing operations causes a per share increase when calculating diluted earnings per share resulting in an antidilutive per share amount. Therefore, basic and diluted earnings per share are the same. A computation of basic and diluted earnings per share can be found in Note 8, Earnings per Common Share, to the condensed consolidated financial statements included in Part I, Item 1, Financial Statements (Unaudited), of our Form 10-Q for the quarterly period ended September 30, 2012, when filed.

HealthSouth Corporation and Subsidiaries
Supplemental Information
Impact of Consolidation of St. Vincent Rehabilitation Hospital

	St. Vincent Rehabilitation Hospital as Consolidated Entity	St. Vincent Rehabilitation Hospital as Equity Method Entity
	Q3 2012 As Reported	Q3 2012 Without Accounting Change	Difference
	(In Millions)
Net patient revenue - inpatient	$498.9	$493.2	$5.7
Net patient revenue - outpatient and other revenues	38.1	38.0	0.1
Net operating revenues	$537.0	$531.2	$5.8

Adjusted EBITDA	$125.2	$124.7	$0.5

	(Actual Amounts)
Discharges	30,569	30,199	370
Outpatient visits	221,648	219,566	2,082
Average length of stay (days)	13.6	13.6	—
Occupancy %	68.3%	68.1%	0.2%
# of licensed beds	6,598	6,538	60
Occupied beds	4,506	4,452	54
Full-time equivalents	15,545	15,388	157
Employees per occupied bed	3.46	3.47	(0.01)

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In Millions)
Net income	$59.9	$68.3	$176.6	$192.1
Loss (income) from discontinued operations, net of tax, attributable to HealthSouth	0.5	(34.8)	(2.6)	(54.9)
Provision for income tax expense	28.1	18.1	84.1	21.9
Interest expense and amortization of debt discounts and fees	23.5	26.3	69.8	96.3
Loss on early extinguishment of debt	1.3	12.7	1.3	38.8
Professional fees-accounting, tax, and legal	4.1	4.0	13.2	16.2
Government, class action, and related settlements	(3.5)	—	(3.5)	(10.6)
Net noncash loss on disposal of assets	1.6	2.8	3.0	3.9
Depreciation and amortization	21.3	19.5	60.8	58.6
Stock-based compensation expense	6.1	4.9	18.1	14.4
Net income attributable to noncontrolling interests	(12.8)	(11.3)	(38.6)	(33.4)
Gain on consolidation of St. Vincent Rehabilitation Hospital	(4.9)	—	(4.9)	—
Adjusted EBITDA	$125.2	$110.5	$377.3	$343.3

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,

	2012	2011	2012	2011	2011
	(In Millions)
Net cash provided by operating activities	$107.2	$55.1	$302.2	$213.2	$342.7
Impact of discontinued operations	0.2	(2.2)	(1.5)	(9.4)	(9.1)
Net cash provided by operating activities of continuing operations	107.4	52.9	300.7	203.8	333.6
Capital expenditures for maintenance	(17.9)	(12.8)	(68.0)	(35.1)	(50.8)
Net settlement on interest rate swaps	—	—	—	(10.9)	(10.9)
Dividends paid on convertible perpetual preferred stock	(5.8)	(6.5)	(18.9)	(19.5)	(26.0)
Distributions paid to noncontrolling interests of consolidated affiliates	(13.6)	(10.7)	(37.6)	(34.0)	(44.2)
Nonrecurring items:
Income tax refunds related to prior periods	—	(3.5)	—	(6.9)	(7.9)
Premium received on bond issuance	—	—	—	(4.1)	(4.1)
Premium paid on redemption of bonds	—	8.9	—	26.9	26.9
Cash paid for:
Professional fees—accounting, tax, and legal	4.1	4.0	13.2	16.2	21.0
Government, class action, and related settlements, including certain settlements related to unclaimed property	(2.6)	—	(2.6)	7.7	5.7
Adjusted free cash flow	$71.6	$32.3	$186.8	$144.1	$243.3

For the three months ended September 30, 2012, net cash used in investing activities was $36.0 million and resulted primarily from capital expenditures. Net cash provided by financing activities during the three months ended September 30, 2012 was $50.8 million and resulted primarily from net proceeds from debt transactions offset by distributions paid to noncontrolling interests of consolidated affiliates and dividends paid on the Company's convertible perpetual preferred stock.
For the three months ended September 30, 2011, net cash provided by investing activities was $81.9 million and resulted primarily from proceeds from the sale of five long-term acute care hospitals in August 2011. Net cash used in financing activities during the three months ended September 30, 2011 was $149.6 million and resulted primarily from net debt payments, including the September 2011 optional redemption of $165.6 million of the Company’s 10.75% Senior Notes due 2016.
For the nine months ended September 30, 2012, net cash used in investing activities was $124.3 million and resulted primarily from capital expenditures. Net cash used in financing activities during the nine months ended September 30, 2012 was $44.8 million and resulted primarily from repurchases of 46,645 shares of the Company's convertible perpetual preferred stock, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock offset by net proceeds from debt transactions and capital contributions from consolidated affiliates.
For the nine months ended September 30, 2011, net cash provided by investing activities was $32.7 million and resulted primarily from the proceeds from the sale of five long-term acute care hospitals in August 2011 offset by capital expenditures and net settlement payments related to interest rate swaps. Net cash used in financing activities during the nine months ended September 30, 2011 was $246.6 million and resulted primarily from net debt payments, including the optional redemption of the Company's 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the year ended December 31, 2011, net cash used in investing activities was $24.6 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by proceeds from the sale of five long-term acute care hospitals in August 2011. Net cash used in financing activities during the year ended December 31, 2011 was $336.4 million and resulted primarily from net debt payments, including the optional

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

redemption of the Company's 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.

HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's plan to repurchase its debt or equity securities, effective income tax rates, HealthSouth's business strategy, its financial plans, its future financial performance, or its projected business results or model, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company, including the Houston HHS-OIG investigation; significant changes in HealthSouth's management team; HealthSouth's ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and our ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10‑K for the year ended December 31, 2011 and Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012, when filed.